Exhibit 99.1

Alimera Sciences Names Elliot Maltz as Chief Financial Officer and Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

ATLANTA, January 2, 2024 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera” or the “Company”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians, and partners concerned with retinal health, and maintaining better vision longer, today announced that Elliot Maltz, C.P.A., has been named Chief Financial Officer effective immediately.

“Elliot joins the Alimera leadership team at an exciting time as we enter 2024 preparing to enhance our growth trajectory and drive improved cash flow,” said Rick Eiswirth, Alimera’s President and CEO. “Elliot’s experience as a CFO in public international commercial-stage companies and his strategic, value-oriented mindset instills great confidence that he will drive value creation, strengthen our balance sheet, and ensure the realization of our long-term vision. We look forward to the impactful contributions he will undoubtedly make to our team.”

Mr. Maltz began his career as an audit manager for Deloitte & Touche LLP before joining Sapient Corp., a publicly traded global agency providing strategic business and advertising consulting services where he was the Technical Accounting and SEC Reporting Manager. Most recently he was the Chief Financial Officer with Orgenesis, Inc., a publicly traded global biotech company transforming the processing of cell and gene therapies. Prior to this he was with Gelesis Holdings, Inc., a publicly traded multi-national commercial stage company focused on advancing first-in-class therapeutics to treat excess weight and other gastric conditions. At Gelesis, Mr. Maltz advanced from Corporate Controller to Vice President of Finance and then to Chief Financial Officer while leading numerous operational and fundraising initiatives. He received his B.S. in business administration - finance from Elon University and is a licensed C.P.A. in the state of Massachusetts.

“I am joining a dynamic leadership team at Alimera when the company is positioned for strong growth across both its U.S. and International segments. As well as getting integrated with the day-to-day financial operations, I’m excited to provide strategic financial leadership as the company works to become the place to be in retina,” said Mr. Maltz. “I believe my experience in fast-growing, commercial-stage public companies will be valuable in supporting Alimera’s vision.”

He will be taking on the role from Russell Skibsted. Mr. Skibsted’s departure is not the result of any disagreement with management concerning the Company’s operations or management.

The Company also announced today that on January 2, 2024, in connection with Mr. Maltz’s joining as Chief Financial Officer, the Compensation Committee of the Board of Directors of the Company approved an inducement option to purchase up to 75,000 shares of common stock (the “Inducement Option”) to Mr. Maltz. The Inducement Option has an exercise price of $4.32 per share, which is equal to the fair market value per share of the Company’s common stock on the Nasdaq Global Market on December 29, 2023, and will vest over four years, subject to Mr. Maltz’s continued service with the Company on each applicable vesting date, with 25% of the underlying shares vesting on the one-year anniversary of the vesting commencement date, and the remaining 75% of the underlying shares vesting in equal monthly installments over the thirty-six months thereafter. The Inducement Option is an inducement material to Mr. Maltz entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

For investor inquiries:	For media inquiries:
Scott Gordon	Jules Abraham
for Alimera Sciences	for Alimera Sciences
scottg@coreir.com	julesa@coreir.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations with respect to Mr. Maltz’s anticipated contribution to the Company or with respect to the Company’s expectations with respect to business results and strategy, future operations, and projected growth. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert, or change any of them, and could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s most recently filed Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q, and any of Alimera’s subsequent filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.